Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (Nos. 333-73876, 333-91086, and 333-159443) on Form S-8 of Whole Foods Market Growing Your Future 401(k) Plan of our report dated May 31, 2011, relating to the financial statements and supplemental schedule of Whole Foods Market Growing Your Future 401(k) Plan, which appears in this Annual Report on Form 11-K of Whole Foods Market Growing Your Future 401(k) Plan for the year ended December 31, 2010.

/s/ Padgett, Stratemann & Co. L.L.P.
San Antonio, Texas
June 21, 2011